EXHIBIT 10.41

Contract

between        NCR GmbH
86156 Augsburg, Ulmer Straße 160
- called NCR hereinafter -

and            Mr. Michael Bayer
Staff number: [omitted]
Born on     [omitted] in [omitted]
Resident at [omitted]
- called Employee hereinafter -

1. Scope of responsibilities

The Employee shall begin work on    01 August 2014
as                    Senior Vice President and General Manager
for                    Retail (FML:    )
His place of work is            Telecommuting (Home office, assigned GS Hamburg)

The duties and responsibilities are stated in the job description. All the Employee's activities are to be geared towards reaching NCR's goals. The Employee has the right and the obligation to continue to train and develop his professional skills.

NCR reserves the right to entrust the Employee with different duties and to change hierarchical relationships without a notice of termination pending a change of contract.

2. Compensation

a)
In return for his work, the Employee shall receive a monthly fixed gross salary of EUR 26,436.00 payable in arrears. The position is Grade 21. The salary shall be paid in arrears at the end of each calendar month by means of transfer to a domestic account to be specified by the Employee in advance.

b)
In addition, the Employee shall receive variable compensation. NCR shall prepare new Terms and Conditions as a basis for this for each calendar year. NCR shall review these Terms and Conditions every year and adjust them in accordance with market circumstances and the Employee's performance. The Terms and Conditions in question shall contain information about the variable compensation effective for the duration of one calendar year at a time. They shall be part of the Employment Contract. The basis for calculating the variable compensation is the data and applicable procedural rules of the NCR Corporation's accounting department, especially the “Management Incentive Plan” (MIP), etc.

c)
In addition to this, NCR shall grant vacation pay once a year and, if the prerequisites are met, a special payment together with the November salary (Christmas bonus), which shall be governed by the relevant applicable provisions (viewable at HR Central). Variable compensation, bonuses and similar allowance will not be taken into account when calculating these.

d)	Bonuses, awards and similar allowances are voluntary benefits given by NCR to which there is no legal entitlement and the granting of which does not establish a legal claim in the future.

d)	The company pension scheme is governed by the provisions of the NCR pension plan.

Page 1 of 5 of the Contract dated 23 June 2014 between NCR GmbH and Mr. Michael Bayer

3. Vacation

Vacation entitlement (statutory minimum vacation time plus additional vacation time) is 30 workdays in the calendar year.

If the Employee begins working during the calendar year, the vacation entitlement shall be 1/12 of the annual vacation for each complete month of employment at NCR. Vacation days granted or financially compensated for by another employer in the year of joining the company shall be deducted from the vacation entitlement.

The entitlement to vacation beyond the statutory minimum vacation time shall expire when the transfer period extends if the vacation time cannot be taken during the transfer period because the Employee is unable to work. Any vacation time granted shall initially be counted as part of the statutory minimum vacation time until full discharge.

4. Working hours

NCR expects the Employee to be willing to work beyond normal working hours within his scope of responsibilities if his role requires as much.

Any overtime and business travel outside working hours shall be considered compensated by the salary clause in Number 2 above.

5. Impermissibility of competing activities and secondary employment

Competing activities and participation in competitor companies is not permitted.

Secondary employment (especially for pay), including during vacation, requires approval and must be reported to NCR's management for approval. Approval shall be refused/revoked if company interests are put at risk or work performance is compromised. Active participation in another company is also considered secondary employment.

6. Dealing with confidential information

The Employee is obligated to keep confidential all information about NCR, its affiliated companies as defined by the German Companies Act, and its partners and customers that become known to him through his work for NCR. He may neither directly disclose this information to unauthorized third parties nor indirectly make access to it possible for third parties. This obligation shall be in effect both during the term and after the end of the employment relationship. If the Employee breaches the duty of confidentiality and data privacy, the Employee shall be liable to NCR and/or the customer and/or partner for any damage suffered as a result.

7. Illness, death

a)
If the Employee is unable to work through no fault of his own, the Employee shall continue to receive the agreed compensation (gross fixed salary, variable compensation earned) for six weeks. After the first six weeks end, NCR shall continue to pay the difference between the average

Page 2 of 5 of the Contract dated 23 June 2014 between NCR GmbH and Mr. Michael Bayer net compensation over the last twelve months and sick pay for another 13 weeks as a gross benefit. If the Employee has been employed by the company for longer than five years, this period shall be extended to 15 weeks, and if he has been employed by the company for longer than ten years to 26 weeks. The lowest limit for the sick pay calculation rate shall be at least the federal standard maximum sick pay rate for employees who must be insured, even if there is no entitlement to sick pay.

b)	If the Employee dies during the employment relationship, his survivors shall receive a death benefit in accordance with the NCR pension plan.

8. Duty of loyalty

The Employee's duty of loyalty is subject to the heightened standards that arise from his special responsibility because of his role. It especially includes:

a)
The Employee must refrain from using the business relationships with business partners or suppliers of NCR and with their affiliated companies or other third parties that he develops in the context of his role for his own benefit or for the benefit of third parties in any way, whether material or immaterial.

b)
The Employee must refrain from all actions that could harm or endanger the property of NCR and its affiliated companies. Property within the meaning of this clause also includes rights of NCR, the NCR Corporation and its affiliated companies that are protected by copyright, such as firmware, software of any kind, licensing programs and their documentation. Unauthorized use and passing on of this property to third parties is not permitted.

9. Other essential parts of the contract

The provisions of the NCR labor management agreements shall apply as supplements to this Contract as long as these provisions do not conflict with this Contract.

Other essential parts of this Contract are the memoranda on the German Federal Data Protection Act, on US controlling requirements, and German foreign trade legislation; the questionnaire on conflicts of interests; for employee inventions, the German Employee Invention Act, including its implementing regulation; and the relevant applicable Terms and Conditions, including the relevant applicable procedural rules of the NCR Corporation's accounting department referred to therein.

Copying software and using company work resources for private purposes is prohibited; the relevant NCR provisions apply to business purposes.

10. Termination

Notice of termination must be made in writing. The right to ordinary termination of the Employment Contract before commencing the job is excluded. If the Employee does not commence the job, he shall be obligated to pay NCR a contractual penalty equal to one monthly gross fixed salary. NCR reserves the right to file claims for damages.

Page 3 of 5 of the Contract dated 23 June 2014 between NCR GmbH and Mr. Michael Bayer

The employment relationship can be terminated by either side with three months' notice effective as of the end of a month. After a period of employment of three years, this notice period shall increase to six months effective as of the end of a month.

If the Employee has completed his 55th year of life and has belonged to NCR for 25 years without interruption, the employment relationship may only be terminated for good cause. This does not apply in case of full or partial closure of the company, full reduction of earning capacity or reaching of the age limit for the national pension insurance scheme. It also does not apply if a notice of termination pending a change of contract is sent to the recipient of a pension because of full reduction of earning capacity, even if this notice of termination pending a change of contract leads to the ending of the employment relationship. In case of full or partial closure of the company, termination is permitted effective as of the time of final closure. The employment relationship shall automatically end without termination on the day on which the Employee becomes entitled to draw full old-age pension benefits from the national pension insurance scheme or an equivalent institution. If an employment relationship has been terminated, NCR may release the Employee at any time from performing future services while continuing to pay his gross fixed salary plus his average variable salary earned over the last twelve months. The Employee shall not be entitled to any variable compensation beyond this after the day of release.

11. Time bars

Claims based on the employment relationship must be made in writing within three months of their due date. Making a claim after the end of this period is debarred unless it was impossible to meet this deadline because of an unpreventable event. If a claim was made in time and satisfaction thereof was refused, the claim must be enforced in court within six months of the refusal. Later enforcement is debarred. A claim by the Employee shall also be considered refused by NCR if NCR sends a notice of correction.

12. Other agreements

This Contract shall not go into effect until an NCR company doctor establishes fitness for the job.

The Employee is aware that his personal data will be stored and processed for the purposes of proper performance and administration of the contractual relationship. The Employee hereby declares his agreement to the storage and processing of his personal data by the NCR Corporation in the global computing center of the NCR Corporation or by other third parties, including those located abroad, for the purposes of the employment relationship, whereby NCR shall ensure compliance with the relevant applicable German data privacy regulations.

I agree to the storage of my personal data:

Place, date	Employee

Page 4 of 5 of the Contract dated 23 June 2014 between NCR GmbH and Mr. Michael Bayer

13. Period of employment

The Employee's period of employment shall begin on 01 August 2014.

14. Completeness/written form/severability clause

This Contract, including the annexes referred to therein, contains all the agreements between the parties. All previous verbal or written agreements lose validity therewith. Amendments or additions to this Contract must be made in writing. Should a provision of the Contract be invalid, this shall not affect the validity of the remaining provisions. The potentially invalid provision shall be augmented in a permissible manner in accordance with the meaning and purpose of this Contract.

15. Place of jurisdiction

The place of jurisdiction is Augsburg.

Augsburg, 23 June 2014

NCR GmbH                            Employee

/s/ Renate Hofer                            /s/ Michael Bayer
Authorized Signatory

Page 5 of 5 of the Contract dated 23 June 2014 between NCR GmbH and Mr. Michael Bayer